Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Thomas A. King
Mayfield Village, Ohio 44143	(440)395-2260
http://www.progressive.com

PROGRESSIVE ANNOUNCES STOCK SPLIT, 2ND QUARTER DIVIDEND,
SHARE REPURCHASE AUTHORIZATION AND ANNUAL MEETING RESULTS
MAYFIELD VILLAGE, OHIO—April 21, 2006—The Board of Directors of The Progressive Corporation today:
•	approved a 4-for-1 stock split of the Company’s Common Shares, $1.00 par value, to be effected in the form of a stock dividend. In connection with the transaction, three (3) additional Common Shares will be issued on May 18, 2006, for each Common Share held by shareholders of record as of the close of business on May 8, 2006. The purpose of the stock split is to increase the supply of the Company’s Common Shares and to improve the liquidity of the stock;

•	increased the number of Common Shares currently available for repurchase under the April 2003 Board authorization to adjust for the 4-for-1 stock split. As of March 31, 2006, 2,806,288 Common Shares remained available for repurchase. As a result of the Board’s action today, the Common Shares available for repurchase under the April 2003 authorization will increase fourfold as of May 8, 2006;

•	set a new authorization for the Company to repurchase up to 60 million of its post-split Common Shares effective May 8, 2006. This authorization is in addition to, and will be available to the Company after completion of, the remaining repurchases available under the April 2003 authorization, as adjusted for the stock split. The Company’s policy is to repurchase shares when its capital position, view of the future and stock price make it attractive to do so; and

•	declared a quarterly dividend of $.03 per Common Share ($.0075 per share after giving effect to the 4-for-1 stock split) payable June 30, 2006 to shareholders of record at the close of business on June 9, 2006.
In addition, at the Annual Meeting of Shareholders today, Progressive’s shareholders:
•	re-elected the following four directors, each to serve a three-year term:
•	Stephen R. Hardis;

•	Philip A. Laskawy;

•	Norman S. Matthews; and

•	Bradley T. Sheares, Ph.D.
•	approved an amendment to the Company’s Amended Articles of Incorporation to increase the number of authorized Common Shares from 600 million to 900 million; and

•	ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006.

The Progressive Group of Insurance Companies, in business since 1937, ranks third in the nation for auto insurance based on premiums written and provides drivers with competitive rates and 24/7, in-person and online service. The products and services of the Progressive Direct Group of Insurance Companies are marketed directly to consumers by phone at 1-800-PROGRESSIVE and online at www.progressivedirect.com through the Progressive DirectSM brand. The Drive Group of Progressive Insurance Companies offers insurance through more than 30,000 independent insurance agencies that market their products and services through the Drive® Insurance from Progressive brand. For more information about Drive Insurance, go to www.driveinsurance.com. The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, are publicly traded at NYSE:PGR. More information can be found at www.progressive.com.